Exhibit 10.42

HOLLYFRONTIER CORPORATION

PERFORMANCE SHARE UNIT AGREEMENT
This Performance Share Unit Agreement (the “Agreement”) is made and entered into by and between HollyFrontier Corporation, a Delaware corporation (the “Company”), and you. This Agreement is entered into as of the ____ day of _____________, 2019 (the “Date of Grant”).
WITNESSETH:
WHEREAS, the Company has adopted the Plan (as defined below) to attract, retain and motivate employees, directors and consultants;
WHEREAS, the Compensation Committee (the “Committee”) believes that entering into this Agreement with you is consistent with the stated purposes for which the Plan was adopted; and
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein or on Appendix A attached hereto shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the services rendered by you, the parties agree as follows:
1.Grant. The Company hereby grants to you as of the Date of Grant a Performance Award of ___ shares of Phantom Stock consisting of performance share units (the “Performance Share Units”), subject to the terms and conditions set forth in this Agreement. Depending on the Company’s performance, you may earn from zero percent (0%) to two hundred percent (200%) of the Performance Share Units, based on the Company’s performance on two measures set forth in Section 3 over a designated performance period compared to the performance of a group of peer companies selected by the Committee.
2.    The Plan. The Performance Share Units granted to you by this Agreement shall be granted under HollyFrontier Corporation Long-Term Incentive Compensation Plan (the “Plan”).
3.    Performance Period and Measures. This Section 3 sets forth the details of the Performance Award for the “Performance Period,” which begins on October 1 of the calendar year of the Date of Grant (“Year One”) and ends on September 30 of the third calendar year following Year One (“Year Three”). If you are employed by the Company or its Subsidiaries on December 1 of Year Three you will be entitled to a payment in Shares in the amount determined under Section 3(b) or pursuant to Section 4(a) or (b), as applicable, and payable at the time indicated in Section 5. The period of time beginning on the Date of Grant and ending on December 1 of Year Three is referred to herein as the “Service Period.”
(a)    Performance Measures. The number of Performance Share Units earned for the Performance Period is determined by comparing the Company’s performance on the two measures listed below over the Performance Period to the performance of the Peer Group over the Performance Period on the same two measures. The two performance measures are Return on Capital Employed and Total Shareholder Return.
(b)    Shares Payable. The number of Shares payable is equal to the result of multiplying the total number of Performance Share Units awarded by the Performance Unit Payout Percentage. The number of Shares of Common Stock payable will be rounded down to the nearest Share. No fractional Shares of Common Stock will be issued pursuant to this Agreement.
4.    Termination of Employment.
(a)    In the event that your employment with the Company or its Subsidiaries terminates prior to December 1 of Year Three (i) due to your death, (ii) on account of your total and permanent disability, as determined by the Committee in its sole discretion or (iii) as a result of a Special Involuntary Termination, the Performance Share Units will become immediately vested and nonforfeitable assuming a Performance Unit Payout Percentage of one hundred percent (100%) instead of the Performance Unit Payout Percentage that would otherwise be determined at the end of the Performance Period in accordance with Section 3.
(b)    If prior to December 1 of Year Three you separate from employment due to Retirement, then you shall forfeit a number of the Performance Share Units equal to the number of Performance Share Units specified in Section 1 hereof times the percentage that (A) the number of days beginning on the day on which the date of such termination occurs and ending on the last day of the Service Period, (B) bears to the total number of days in the Service Period. In the event of such forfeiture, the number of Shares payable hereunder shall be equal to a Performance Unit Payout Percentage of one hundred percent (100%) instead of the Performance Unit Payout Percentage that would otherwise be determined at the end of the Performance Period in accordance with Section 3, and such Performance Share Units will immediately become earned Performance Share Units and paid to you as provided in Section 5.
(c)    If, prior to December 1 of Year Three you voluntarily separate from employment (other than due to your Retirement) or are terminated by action of the Company (other than a Special Involuntary Termination), including if you are terminated by the Company for Cause, all Performance Share Units awarded hereunder will be forfeited.
(d)    With respect to the Performance Share Units, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services to, the Company, provided that your rights to the Performance Share Units, if any, during a Performance Period in which such a leave of absence occurs will be prorated to reflect the period of time during the Performance Period that you provided actual services to the Company.
5.    Payment of Performance Share Units. The number of Shares payable hereunder shall be paid as soon as reasonably practicable after December 1 of Year Three but in no event later than two and one-half months following the end of Year Three, in the amount determined in accordance with Section 3; provided, however, in the event of your termination of employment with the Company or its Subsidiaries pursuant to Section 4(a) or (b) the Shares shall be paid within thirty (30) days following such termination of employment. Such payment will be subject to withholding for taxes and other applicable payroll adjustments. The Committee’s determination of the amount payable shall be binding upon you and your beneficiary or estate. The value of such Shares shall not bear any interest owing to the passage of time. The number of Shares of Common Stock payable will be rounded down to the nearest Share. No fractional Shares of Common Stock will be issued pursuant to this Agreement.
6.    Limited Stockholder Rights. The Performance Share Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Shares, including the right to vote, prior to the date Shares are issued to you in settlement of the Performance Share Units pursuant to Section 5; provided, however, that in the event the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date of that dividend, you hold Performance Share Units granted pursuant to this Agreement that have not been paid, the Company shall pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record as of such record date, of the number of Shares equal to the number of Performance Share Units specified in Section 1 hereof, such payment shall be made promptly following the date that the Company pays such dividend to its shareholders generally (however, in no event shall the payment be paid later than thirty (30) days following the date on which the Company pays such dividend to its shareholders generally). Your rights with respect to the Performance Share Units shall remain forfeitable at all times prior to the date on which the rights become vested and earned as set forth in Section 3, as adjusted by Section 4(a), as applicable.
7.    Adjustment in Number of Performance Share Units. The number of Performance Share Units subject to this Agreement shall be adjusted to reflect stock splits or other changes in the capital structure of the Company, all in accordance with the Plan. In the event that the outstanding Shares of the Company are exchanged for a different number or kind of shares or other securities, or if additional, new or different shares are distributed with respect to the Shares through merger, consolidation, or sale of all or substantially all of the assets of the Company, there shall be substituted for the Shares under the Performance Share Units subject to this Agreement the appropriate number and kind of shares of new or replacement securities as determined in the sole discretion of the Committee, subject to the terms and provisions of the Plan.
8.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless %2) a registration statement under the Securities Act, is at the time of issuance in effect with respect to the Shares issued or %2) in the opinion of legal counsel to the Company, the Shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance.
9.    Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future withholding with respect to federal, state or local income or other taxes that you incur as a result of the Award. With respect to any tax withholding and to the extent permissible pursuant to Rule 16b-3 under the Exchange Act, you may (a) direct the Company to withhold from the Shares to be issued to you under this Agreement the number of Shares necessary to satisfy the Company’s withholding of such taxes, which determination will be based on the Shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company Shares sufficient to satisfy the Company’s tax withholding, based on the Shares’ Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes and the maximum number of Shares that may be so withheld or surrendered shall be a number of Shares that have an aggregate Fair Market Value on the date of withholding or repurchase of up to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Award. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a) or (b). In the event the Company determines that the aggregate Fair Market Value of the Shares withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
10.    Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
11.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
12.    Remedies. The Company shall be entitled to recover from you reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
13.    No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Performance Share Units granted hereunder.
14.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. In addition, the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, any Affiliate and the employees, officers, stockholders or board members of the foregoing in such form as the Company may determine. In the event the period you are given to review, execute and revoke a release provided pursuant to this Section 14 spans two calendar years, any payment to you pursuant to this Agreement will be made in the second calendar year.
15.    Clawback. This Agreement is subject to any written clawback policies that the Company, with the approval of the Board or the Committee, may adopt. Any such policy may subject your Performance Share Units and amounts paid or realized with respect to the Performance Share Units under this Agreement to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Agreement.
16.    No Guarantee of Interests. The Board and the Company do not guarantee the Shares from loss or depreciation.
17.    Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
18.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
19.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
20.    Certain Covenants.
(a)    Protection of Confidential Information. You acknowledge that in the course of your employment with the Company, you have obtained and will continue to obtain confidential, proprietary and/or trade secret information of the Company, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of the Company, (ii) customers or prospects of the Company, (iii) computer hardware or software used in the course of the Company business, and (iv) marketing strategies or other activities of the Company from or on behalf of any of its clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is known generally to the public or accessible to a third party on an unrestricted basis. You recognize that such Confidential Information has been developed by the Company at great expense; is a valuable, special and unique asset of the Company which it uses in its business to obtain competitive advantage over its competitors; is and shall be proprietary to the Company; is and shall remain the exclusive property of the Company; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Company to enter into this Agreement with you and in partial consideration for the granting of the Award, you hereby:
(i)    warrant and represent that you have not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out your duties and responsibilities of employment with the Company;
(ii)    agree not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future;
(iii)    agree not to make use of any Confidential Information for your own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the duties and responsibilities of your employment, you may use Confidential Information for the benefit of any Affiliate of the Company;
(iv)    warrant and represent that all Confidential Information in your possession, custody or control that is or was a property of the Company has been or shall be returned to the Company by or on the date of the your termination; and
(v)    agree that you will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than your attorney, tax advisor, or spouse on the condition that they also not reveal this Agreement or its terms to any other person), except as required by law.
Your covenants in this Section 20(a) are in addition to, and do not supercede, your obligations under any confidentiality, invention or trade secret agreements executed by you, or any laws protecting the Confidential Information.
(b)    Non-Solicitation. You agree that during the term of your employment with the Company or its Affiliates and for a period of one year following your termination of employment with the Company and its Affiliates, you will not, directly or indirectly, for your benefit or for the benefit of others, solicit any employee or service provider of the Company or its Affiliates to terminate his or her employment or his, her or its service relationship with the Company or its Affiliates; provided, however, that (y) after the termination of your employment for any reason, such employees and service providers shall only include such employees and service providers that you directly worked with in the twelve months preceding the date of termination or your employment, and (z) it will not constitute a violation of this Section 20(b) if an employee or service provider of the Company or its Affiliates accepts employment or a service relationship with a Person not affiliated with the Company or its Affiliates (i) pursuant to a general solicitation advertising the position, (ii) as a result of communications initiated by the employee or service provider of the Company or its Affiliates (and not in response to any solicitation by you) or (iii) where the employment or service relationship with the Company or its Affiliates with respect to such person was terminated more than six months prior to any action by you that would otherwise be a violation of this Section 20(b).
(c)    Extent of Restrictions. You acknowledge that the restrictions contained in this Section 20 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. You waive, to the maximum extent permissible by law, any defenses or other objections to such remedies or the enforceability of this Section 20. To the maximum extent permissible by law, if any court having jurisdiction shall find that any part of the restrictions set forth this Section 20 are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that the restrictions set forth in this Section 20 shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
(d)    Limitations. In the event any breach of the covenants set forth in this Section 20 comes to the attention of the Company, this Award and the Performance Share Units granted hereunder that have not at such time been settled shall be immediately forfeited to the Company and the Company it shall take into consideration such breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you. However, nothing in this Agreement will prevent you from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may make disclosures without violating this Section 20 to the attorney of the individual and use such information in the court proceeding.
21.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
22.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
23.    Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
24.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
25.    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law. The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.
26.    Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Dallas, Texas and the United States District Court for the Northern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Performance Share Units or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
27.    Amendment. This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
28.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
29.    Conflict. In the event the terms of this Agreement contradict the terms of any change in control agreement between you and the Company, the terms of this Agreement shall govern, subject to compliance with Section 409A of the Code.
30.    Section 409A. It is intended that the Performance Share Units awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be interpreted on a basis consistent with such intent. Payments shall only be made on an event and in a manner permitted by Section 409A of the Code. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. This Agreement may be amended without your consent in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if you are a “specified employee” under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If you die during the postponement period prior to the payment of postponed amount, the accumulated postponed amount shall be paid to the personal representative of your estate within 60 days after the date of your death.
31.    Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by you during your life other than by will or pursuant to applicable laws of descent and distribution. Any of your rights and privileges in connection herewith shall not be transferred, assigned, pledged or hypothecated by you or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Performance Share Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.
HollyFrontier Corporation

Richard L. Voliva III, Executive Vice President and Chief Financial Officer
Appendix A
Defined Terms
For purposes of the Agreement, the following terms shall have the meanings assigned below:
“Adverse Change” means (i) a change in the city in which you are required to work regularly, (ii) a substantial increase in travel requirements of employment, (iii) a substantial reduction in duties of the type previously performed by you, or (iv) a significant reduction in your compensation or benefits (other than bonuses and other discretionary items of compensation) that does not apply generally to employees of the Company or its successor.
“Affiliate” has the meaning provided in Rule 12b-2 under the Exchange Act.
“Beneficial Owner” has the meaning provided in Rule 13d-3 under the Exchange Act.
“Cause” means:
(i)    An act or acts of dishonesty on your part constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company;
(ii)    Gross or willful and wanton negligence in the performance of your material and substantial duties of employment with the Company; or
(iii)    Your conviction of a felony involving moral turpitude.
The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.
“Change in Control” means the occurrence of any of the following after the Date of Grant:
(i)    Any Person, other than (A) the Company or any of its Subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company’s then outstanding securities, or more than 40% of the then outstanding common stock of the Company, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (iii)(A) below.
(ii)    The individuals who as of the Date of Grant constitute the Board and any New Director cease for any reason to constitute a majority of the Board.
(iii)    There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, except if:
(A)    the merger or consolidation results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
(B)    the merger or consolidation is effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly, or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing more than 40% of the combined voting power of the Company’s then outstanding securities.
(iv)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 60% of the combined voting power of the voting securities of which is owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
“New Director” means an individual whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the Date of Grant or whose election or nomination for election was previously so approved or recommended. However, “New Director” shall not include a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company.
“Peer Group” means CVR Energy Inc., Delek U.S. Holdings, Inc., Marathon Petroleum Corporation, PBF Energy Corporation, Phillips 66 and Valero Energy Corporation. If a member of the Peer Group ceases to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) or it fails to file financial statements with the SEC in a timely manner, it shall be treated as if it had not been a Peer Group member for the entire Performance Period.
“Performance Unit Payout Percentage” means the percentile obtained by dividing the sum of (1) the ROCE Performance Percentage and (2) the TSR Performance Percentage, by two.
“Person” has the meaning given in section 3(a)(9) of the Exchange Act as modified and used in sections 13(d) and 14(d) of the Exchange Act.
“Retirement” means your termination of employment other than for Cause on or after the date on which you: (i) have achieved ten years of continuous service with the Company, and (ii) are age sixty (60).
“Return on Capital Employed,” or ROCE, is defined as (i) operating income before depreciation and amortization divided by (ii) the sum of shareholders’ equity, plus minority interest, plus debt, less goodwill and intangible assets, less cash and marketable securities at the beginning of the Performance Period; provided, that such metric will be calculated to exclude (a) any gains or losses attributable to FIFO inventory valuation (including lower of cost or market adjustments), (b) the effects of impairment expense related to intangible assets, including goodwill, and (c) non-cash asset writedowns; provided, further, the Committee may exclude the impact of any of the following events or occurrences (with respect to the Company or any member of the Peer Group) which the Committee determines should appropriately be excluded: (A) asset write-downs; (B) litigation, claims, judgments or settlements; (C) the effect of changes in tax law or other such laws or regulations affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (F) any change in accounting principles as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (G) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (H) adjustments to ROCE of the Company or any member (or multiple members) of the Peer Group to reflect mergers, acquisitions, purchases or similar transactions as necessary to prevent the increase or decrease of the ROCE of the Company or member of the Peer Group related to the merger, acquisition, purchase or similar transaction; (I) third party expenses associated with acquisitions; and (J) to the extent set forth with reasonable particularity in connection with the establishment of performance goals, any other extraordinary events or occurrences identified by the Committee.
“ROCE Performance Percentage” means the percentage set forth in the table below determined in accordance with the percentile ranking of the Return on Capital Employed of the Company compared to the ROCE of each entity in the Peer Group achieved during the Performance Period:

Ranking of the Company within Peer Group	ROCE Performance Percentage
90th Percentile or Better	Maximum (200% of Target)
<90th Percentile But Better than 50th Percentile	Interpolate between 100% and 200%
50th Percentile	Target (100%)
<50th Percentile But Better than 25th Percentile	Interpolate between 25% and 100%
25th Percentile	25% of Target (Minimum)
<25th Percentile	Zero

“SEC” means the Securities and Exchange Commission.
“Special Involuntary Termination” means the occurrence of (1) or (2) below within 60 days prior to, or at any time after, a Change in Control, where (1) is termination of your employment with the Company (including Subsidiaries of the Company) by the Company for any reason other than Cause and (2) is your resignation from employment with the Company (including Subsidiaries of the Company) within 90 days after an Adverse Change by the Company (including Subsidiaries of the Company) in the terms of your employment.
“Total Shareholder Return” or TSR, means (A) the sum of (1) share price appreciation (calculated as the closing share price of the Common Stock for the last business day of the Performance Period less the closing share price of the Common Stock for the first business day of the Performance Period), plus (2) cumulative dividends during the Performance Period, plus (3) any additional value or compensation received by shareholders such as stock received from spinoffs, divided by (B) the closing share price of the Common Stock on the first business day of the Performance Period, adjusted to take into account any stock splits, changes in capitalization or other similar events. Such determinations and adjustments shall be made by the Committee in its discretion.
“TSR Performance Percentage” means the percentage set forth in the table below determined in accordance with the percentile ranking of the Total Shareholder Return of the Company compared to the TSR of each entity in the Peer Group achieved during the Performance Period:

Ranking of the Company within Peer Group	TSR Performance Percentage
90th Percentile or Better	Maximum (200% of Target)
<90th Percentile But Better than 50th Percentile	Interpolate between 100% and 200%
50th Percentile	Target (100%)
<50th Percentile But Better than 25th Percentile	Interpolate between 25% and 100%
25th Percentile	25% of Target (Minimum)
<25th Percentile	Zero